Exhibit 99.1

Onto Innovation Reports

2020 First Quarter Results

•	Sequential revenue growth of 16% at upper end of guidance

Wilmington, Mass. – May 5, 2020 – Onto Innovation Inc. (NYSE: ONTO) today announced financial results for the first quarter of 2020. Comparisons to the fourth quarter of 2019 and the first quarter of 2019 do not include the full results of Nanometrics Incorporated prior to the merger between Rudolph Technologies and Nanometrics that occurred on October 25, 2019.

2020 First Quarter Highlights

•	Revenue of $139.9 million, representing 16% sequential growth and at the upper end of guidance.
•	Advanced packaging process control solutions, primarily for 5G products, helped drive a 22% growth in macro inspection revenue.
•	Revenue from advanced nodes grew 29% over the fourth quarter in support of logic/foundry and DRAM expansions.
•	Atlas® III+ metrology systems selected for leading-edge applications at the 7nm and 5nm (R&D) nodes.
•	Quarterly GAAP diluted EPS of ($0.09); Non-GAAP diluted EPS of $0.39, at the high end of guidance and includes stock-based compensation expense.
•	Repurchased $34 million of the Company’s stock in the first quarter and an additional $18 million in April 2020 totaling 1.9 million shares.
•	Cash and marketable securities ended the quarter at $292 million.

Onto Innovation Inc.
Key Financial Data for the Quarters Ended March 28, 2020,

December 31, 2019, and March 31, 2019

(in thousands, except per share amounts)

US GAAP
	March 2020	December 2019*	March 2019*
Revenue	$139,928	$120,558	$60,892
Gross profit margin	45%	33%	53%
Operating income (loss)	$(5,246)	$(23,359)	$7,608
Net income (loss)	$(4,404)	$(17,752)	$7,576
Net income (loss) per diluted share	$(0.09)	$(0.41)	$0.30

US NON-GAAP
	March 2020	December 2019*	March 2019*
Revenue	$139,928	$120,558	$60,892
Gross profit margin	52%	51%	53%
Operating income	$22,932	$20,241	$7,995
Net income	$19,740	$18,065	$7,832
Net income per diluted share	$0.39	$0.41	$0.31

*The results for December 2019 include the results of Nanometrics, Inc. for the two-month period from October 26, 2019 to December 28, 2019.  The results for March 2019 include the results for Rudolph Technologies only.

Michael Plisinski, chief executive officer of Onto Innovation commented, “The Onto Innovation team did an outstanding job overcoming many challenges in the quarter as the COVID-19 crisis rolled across the globe impacting customers, suppliers, and our own factories in the United States.  Beginning in February, the team proactively implemented policies to keep staff safe and as a result we were able to maintain our commitments to customers.

Our customer demand remains healthy for the second quarter with the majority of purchase orders already received for our forecasted revenue. This comes from strength in our metrology and inspection products for the DRAM and logic markets supporting cloud computing and the nascent 5G ecosystem. With a lack of clarity for the second half of the year, we have accelerated all of our planned 2020 integration tasks.  We now project that we will exceed our previous target of $20M in annualized synergies.  The full benefit of those synergies will be realized through the year. We are confident that with these steps, the capabilities and dedication of our innovative team, and our strong balance sheet, we are well positioned to continue our support of customers and investments in the new technologies required for their future innovations.”

First Quarter 2020 GAAP Financial Results

First quarter revenue totaled $139.9 million, an increase of 16% compared with $120.6 million for the fourth quarter of 2019 with the increase partially driven by the exclusion of $11.7 million in revenue from Nanometrics that occurred prior to the merger from the fourth quarter results.  In addition, growth in sales to customers’ expansions in advanced packaging and specialty devices also contributed to the quarter over quarter increase.

Gross profit margin was 45% of revenues in the first quarter of 2020, an increase from 33% in the fourth quarter of 2019. The increase in gross margin was primarily due to lower step up to fair value inventory adjustments and restructuring charges in the quarter, and higher sales.

Operating expenses for the first quarter of 2020 totaled $67.9 million, compared to $62.9 million in the fourth quarter of 2019. The increase was primarily driven by the exclusion from the fourth quarter results of operating expenses from Nanometrics that occurred prior to completion of the merger, and a full quarter of amortization expense related to the merger, offset by lower merger and restructuring charges in the quarter.

GAAP net loss for the first quarter of 2020 was ($4.4) million, or ($0.09) per diluted share, compared with net loss of ($17.8) million, or ($0.41) per diluted share, for the 2019 fourth quarter.  The net loss was in-line with previous guidance of ($0.22) to ($0.04).

First Quarter Non-GAAP Financial Results

First quarter 2020 non-GAAP net income was $19.7 million, or $0.39 per diluted share, as detailed in the attached table and near the high end of previous guidance. Fourth quarter 2019 non-GAAP net income was $18.1 million, or $0.41 per diluted share.  Non-GAAP results exclude merger-related expenses, restructuring costs and the amortization of intangible assets as detailed in the accompanying tables.

Balance Sheet

At March 28, 2020, cash and marketable securities declined in the quarter to $291.9 million primarily due to the repurchase of $33.6 million of the Company’s stock offset by $8.9 million in cash generated from operations.  Working capital ending the quarter at $534.2 million.  Accounts receivable increased in the quarter to $149.2 million mainly due to the timing of shipments in the quarter and inventory declined, ending the quarter at $160.5 million.

Outlook

The Company is currently anticipating revenue for the second quarter 2020 to be approximately $134 million, with an upside range of +3% and a downside range of -5% due to heightened concerns over COVID-19. This guidance assumes that our factories and our suppliers maintain their ability to meet commitments.   Within this revenue range the Company is expecting GAAP net income per diluted share to be in the range of $0.04 to $0.16 and non-GAAP net income per diluted share to be in the range of $0.29 to $0.41. Included in the GAAP net income guidance are merger expenses related to the estimated impact of adjustments to the fair value of inventory stepped up in the merger that are anticipated to be sold in the quarter and additional restructuring charges related to merger integration activities.

Webcast & Conference Call Details

Onto Innovation will host a conference call at 4:30 p.m. Eastern Time today to discuss its first quarter 2020 financial results in greater detail. To participate in the call, please dial (833) 720-4886 or International: +1 (929) 517-9827 and reference conference ID 7188548 at least five (5) minutes prior to the scheduled start time. A live webcast will also be available at www.ontoinnovation.com.

To listen to the live webcast, please go to the website at least fifteen (15) minutes early to register, download and install any necessary audio software. There will be a replay of the conference call available from 7:30 p.m. ET on May 5 until 11:30 p.m. ET on May 12, 2020. To access the replay, please dial (855) 859-2056 or International: +1 (404) 537-3406 and reference conference ID 7188548 at any time during that period.

A replay will also be available at www.ontoinnovation.com.

Discussion of Non-GAAP Financial Measures

The Company has provided in this release non-GAAP financial measures, including non-GAAP net income and non-GAAP EPS, which exclude amortization of acquisition-related intangible assets, certain acquisition-related expenses and benefits, and restructuring costs. Non-GAAP net income and non-GAAP EPS can also exclude certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and significant discrete tax events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods.

We utilize several different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. More specifically, management adjusts for the excluded items for the following reasons:

Amortization of purchased intangible assets: we do not acquire businesses and assets on a predictable cycle. The amount of purchase price allocated to the purchased intangible assets and the term of amortization can vary significantly and are unique to each acquisition or purchase. We believe that excluding amortization of purchased intangible assets allows the users of our financial statements to better review and understand the historic and current results of our operations, and also facilitates comparisons to peer companies.

Merger or acquisition related expenses and benefits: we incur expenses or benefits with respect to certain items associated with our mergers and acquisitions, such as transaction and integration costs, change in control payments, adjustments to the fair value of assets, etc. We exclude such expenses or benefits as they are related to acquisitions and have no direct correlation to the operation of our on-going business.

Restructuring charges: we incur restructuring and impairment charges on individual or groups of employed assets, which arise from unforeseen circumstances and/or often occur outside of the ordinary course of our on-going business. Although these events are reflected in our GAAP financials, these unique transactions may limit the comparability of our on-going operations with prior and future periods

Significant litigation charges or benefits and legal costs: we may incur charges or benefits as well as legal costs in connection with litigation and other contingencies unrelated to our core operations. We exclude these charges or benefits, when significant, as well as legal costs associated with significant legal matters, because we do not believe they are reflective of on-going business and operating results.

Income tax expense: we estimate the tax effect of the items identified to determine a non-GAAP annual effective tax rate applied to the pretax amount in order to calculate the non-GAAP provision for income taxes. We also adjust for items for which the nature and/or tax jurisdiction requires the application of a specific tax rate or treatment.

From time to time in the future, there may be other items excluded if we believe that doing so is consistent with the goal of providing useful information to investors and management.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact on our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) which include Onto Innovation’s business momentum and future growth; the benefit to customers of Onto Innovation’s products and customer service; Onto Innovation’s ability to both deliver products and services consistent with our customers’ demands and expectations and strengthen its market position; Onto Innovation’s expectations regarding the semiconductor market outlook; Onto Innovation’s second quarter 2020 financial outlook; as well as other matters that are not purely historical data. Onto Innovation wishes to take advantage of the “safe harbor” provided for by the Act and cautions that actual results may differ materially from those projected as a result of various factors, including risks and uncertainties, many of which are beyond Onto Innovation’s control. Such factors include, but are not limited to, the length, severity and potential business impact of the COVID-19 pandemic, the Company’s ability to leverage its resources to improve its position in its core markets; its ability to weather difficult economic environments; its ability to open new market opportunities and target high-margin markets; the strength/weakness of the back-end and/or front-end semiconductor market segments; fluctuations in customer capital spending and any potential impact as a result of the novel coronavirus situation. Additional information and considerations regarding the risks faced by Onto Innovation are available in Onto Innovation’s Form 10-K report for the year ended December 31, 2019 and other filings with the Securities and Exchange Commission. As the forward-looking statements are based on Onto Innovation’s current expectations, the Company cannot guarantee any related future results, levels of activity, performance or achievements. Onto Innovation does not assume any obligation to update the forward-looking information contained in this press release.

About Onto Innovation

Onto Innovation is a leader in process control, combining global scale with an expanded portfolio of leading-edge technologies that include: un-patterned wafer quality; 3D metrology spanning the chip from nanometer-scale transistors to micron-level die-interconnects; macro defect inspection of wafers and packages; metal interconnect composition; factory analytics; and lithography for advanced semiconductor packaging. Our breadth of offerings across the entire semiconductor value chain help our customers solve their most difficult yield, device performance, quality, and reliability issues. Onto Innovation strives to optimize customers’ critical path of progress by making them smarter, faster, and more efficient. Headquartered in Wilmington, Massachusetts, Onto Innovation supports customers with a worldwide sales and service organization. Additional information can be found at www.ontoinnovation.com.

Source: Onto Innovation Inc.

For more information, please contact:

Michael Sheaffer

+1.978.253.6273

Mike.Sheaffer@OntoInnovation.com

(Financial tables follow)

ONTO INNOVATION INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands) - (Unaudited)

	March 28, 2020	December 31, 2019

ASSETS
Current assets
Cash, cash equivalents and marketable securities	$291,949	$320,236
Accounts receivable, net	149,229	123,656
Inventories	160,543	176,134
Prepaid and other assets	26,798	21,638
Total current assets	628,519	641,664
Net property, plant and equipment	96,973	98,420
Intangibles, net	665,848	679,101
Other assets	25,047	29,395
Total assets	$1,416,387	$1,448,580

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$61,600	$53,942
Other current liabilities	32,728	31,801
Total current liabilities	94,328	85,743
Other non-current liabilities	96,254	98,811
Total liabilities	190,582	184,554
Stockholders’ equity	1,225,805	1,264,026
Total liabilities and stockholders’ equity	$1,416,387	$1,448,580

(Financial tables to follow)

ONTO INNOVATION INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts) - (Unaudited)

	Three Months Ended
	March 28,	December 31,	March 31,
	2020	2019*	2019*
Revenue	$139,928	$120,558	$60,892
Cost of revenue	77,297	80,971	28,873
Gross profit	62,631	39,587	32,019
Operating expenses:
Research and development	20,927	16,705	10,540
Sales and marketing	13,071	12,637	4,726
General and administrative	20,147	24,320	8,758
Amortization	13,732	9,284	387
Total operating expenses	67,877	62,946	24,411
Operating income (loss)	(5,246)	(23,359)	7,608
Interest income, net	1,210	999	806
Other income (expense), net	32	(61)	381
Income (loss) before provision (benefit) for income taxes	(4,004)	(22,421)	8,795
Provision (benefit) for income taxes	400	(4,669)	1,219
Net income (loss)	$(4,404)	$(17,752)	$7,576
Earnings (loss) per share:
Basic	$(0.09)	$(0.41)	$0.30
Diluted	$(0.09)	$(0.41)	$0.30
Weighted average shares outstanding:
Basic	50,121	43,609	24,863
Diluted	50,121	43,609	25,144

*The results for December 2019 include the results of Nanometrics, Inc. for the two-month period from October 26, 2019 to December 28, 2019.  The results for March 2019 include the results for Rudolph Technologies only.

(Financial tables to follow)

ONTO INNOVATION INC.

NON-GAAP FINANCIAL SUMMARY

(In thousands, except percentage and per share amounts) - (Unaudited)

	Three Months Ended
	March 28, 2020	December 31, 2019*	March 31, 2019*
Revenue	$139,928	$120,558	$60,892
Gross profit	$72,533	$60,920	$32,019
Gross margin as percentage of revenue	52%	51%	53%
Operating expenses	$49,601	$40,679	$24,024
Operating income	$22,932	$20,241	$7,995
Operating margin as a percentage of revenue	16%	17%	13%
Net income	$19,740	$18,065	$7,832
Net income per diluted share	$0.39	$0.41	$0.31

*The results for December 2019 include the results of Nanometrics, Inc. for the two-month period from October 26, 2019 to December 28, 2019.  The results for March 2019 include the results for Rudolph Technologies only.

RECONCILIATION OF U.S. GAAP GROSS PROFIT,

OPERATING EXPENSES AND OPERATING INCOME TO NON-GAAP

GROSS PROFIT, OPERATING EXPENSES AND OPERATING INCOME

(In thousands, except percentages) - (Unaudited)

	Three Months Ended
	March 28, 2020	December 31, 2019*	March 31, 2019*
U.S. GAAP gross profit	$62,631	$39,587	$32,019
Pre-tax non-GAAP items:
Merger related expenses	9,902	15,388	—
Restructuring expense	—	5,945	—
Non-GAAP gross profit	$72,533	$60,920	$32,019
U.S. GAAP gross margin as a percentage of revenue	45%	33%	53%
Non-GAAP gross margin as a percentage of revenue	52%	51%	53%
U.S. GAAP operating expenses	$67,877	$62,946	$24,411
Pre-tax non-GAAP items:
Merger related expenses	1,936	9,867	—
Restructuring expense	2,608	3,116	—
Amortization of intangibles	13,732	9,284	387
Non-GAAP operating expenses	49,601	40,679	24,024
Non-GAAP operating income	$22,932	$20,241	$7,995
GAAP operating margin as a percentage of revenue	(4%)	(19%)	12%
Non-GAAP operating margin as a percentage of revenue	16%	17%	13%

*The results for December 2019 include the results of Nanometrics, Inc. for the two-month period from October 26, 2019 to December 28, 2019.  The results for March 2019 include the results for Rudolph Technologies only.

(Financial tables to follow)

ONTO INNOVATION INC.

RECONCILIATION OF U.S. GAAP NET INCOME (LOSS) TO

NON-GAAP NET INCOME

(In thousands, except share and per share data) - (Unaudited)

	Three Months Ended
	March 28, 2020	December 31, 2019*	March 31, 2019*
U.S. GAAP net income (loss)	$(4,404)	$(17,752)	$7,576
Pre-tax non-GAAP items:
Merger related expenses	11,838	25,255	—
Restructuring expense	2,608	9,060	—
Amortization of intangibles	13,732	9,284	387
Net tax benefit adjustments	(4,034)	(7,782)	(131)
Non-GAAP net income	$19,740	$18,065	$7,832
Non-GAAP net income per diluted share	$0.39	$0.41	$0.31

*The results for December 2019 include the results of Nanometrics, Inc. for the two-month period from October 26, 2019 to December 28, 2019.  The results for March 2019 include the results for Rudolph Technologies only.

ONTO INNOVATION INC

SUPPLEMENTAL INFORMATION - RECONCILIATION OF SECOND QUARTER 2020

GAAP TO NON-GAAP GUIDANCE (net of tax)

	Low	High
Estimated GAAP net income per diluted share	$0.04	$0.16
Estimated non-GAAP items:
Merger related expenses	0.02	0.02
Amortization of intangibles	0.23	0.23
Estimated non-GAAP net income per diluted share	$0.29	$0.41

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